Exhibit 99.1

NEWS RELEASE

	Contacts:	Union Drilling, Inc. Christopher D. Strong, CEO A.J. Verdecchia, CFO 817-735-8793

FOR IMMEDIATE RELEASE
DRG&E Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS

2008 THIRD QUARTER RESULTS

FORT WORTH, Texas – October 30, 2008 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the third quarter ended September 30, 2008.

Revenues for the third quarter of 2008 were $82.4 million, an increase of 7% compared to revenues of $76.9 million in the third quarter of 2007. Net income in the third quarter of 2008 was $5.9 million, or $0.27 per diluted share, a 36% decline compared to net income of $9.3 million, or $0.42 per diluted share, during the third quarter of 2007. EBITDA for the third quarter of 2008 decreased 14% to $22.6 million compared to $26.3 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Earnings were adversely affected by an increase in general and administrative expenses during the quarter which included a $1.3 million increase in the provision for doubtful accounts. Results for the quarter also included a $1.2 million pre-tax gain on disposal of assets in the third quarter of 2008, compared to a $200,000 gain in the third quarter of 2007.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, commented, “We’re pleased with the steady improvement we’ve seen throughout 2008. In the third quarter we produced record revenues and saw a significant increase in drilling margin and earnings compared to the previous three quarters. All three of our geographic operating divisions experienced strong utilization during the quarter. We added two rigs in the Marcellus Shale during the quarter, contributing an average of a month and a half each to the quarter’s results. These rigs replaced two older, lower margin rigs in our fleet-wide rig count.

“Many experts are anticipating an industry slowdown over the next several quarters. I believe that our particular markets, term contract coverage and minimal leverage should provide some insulation from the effects of a downturn. It’s typically the smaller, lower-end rigs that get released first when drilling activity slows. Over the past year, we have added several new rigs and upgraded numerous existing rigs. Substantially all of these capital expenditures have been associated with new term contracts or contract extensions with additional dayrate to provide an attractive return on the incremental capital. Also, several of our rigs that were delivered in 2006 and 2007 will continue to be under term contract in 2009. In addition, we have a track record of maintaining a conservative balance sheet and I’m convinced that this helped us secure the recent extension of our revolving line of credit into 2012.

“Going forward, we will continue to have a disciplined approach to the deployment of capital and will remain focused on opportunities that create long-term value for our shareholders. Given the significant decline in our share price over the last few months, share repurchases are a distinct possibility.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the third quarter was 73.8%, up from 70.4% in the same period last year. Revenue days totaled 4,823 days compared to 4,597 days for the same period last year. Average revenue per revenue day was $17,093 for the third quarter of 2008 compared to $16,737 for the third quarter of 2007. Operating expenses for the quarter totaled $52.5 million, or $10,879 per revenue day, compared to $43.9 million, or $9,548 per day, in the same period in 2007. The 14% increase in operating expenses per day was the result of additional employment costs, higher costs for fuel and supplies, and increased repairs and maintenance costs compared to last year. Drilling margins totaled $30.0 million, or 36% of revenues, for the third quarter of 2008 versus $33.0 million, or 43% of revenues, in the third quarter of 2007. Average drilling margin per revenue day during the third quarter totaled $6,214 in 2008 versus $7,189 in the prior year period, a decline of 14%. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Year-to-Date Results

For the nine months ended September 30, 2008, Union Drilling reported net income of $11.5 million, or $0.52 per diluted share, on revenues of $221.9 million, compared to net income of $27.0 million, or $1.23 per diluted share, on revenues of $221.7 million for the first nine months of 2007. EBITDA for the first nine months of 2008 was $54.1 million compared to $75.8 million reported in the same period last year.

Drilling margin for the nine months ended September 30, 2008 totaled $77.1 million, or 35% of revenues, compared to $93.7 million, or 42% of revenues for the same period last year. The Company totaled 13,004 revenue days on 66.8% utilization for the first nine months of 2008 versus 13,400 revenue days on 70.0% utilization for the same period in 2007. Revenue and drilling margin averaged $17,064 and $5,926 respectively per revenue day so far in 2008 compared to $16,543 and $6,992 during the first nine months of 2007.

Conference Call

Union Drilling’s management team will be holding a conference call on Friday, October 31, 2008, at 10:00 a.m. Eastern time. To participate in the call, dial (303) 262-2161 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through November 7, 2008 and may be accessed by calling (303) 590-3000 and using the pass code 11121357#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment, primarily to natural gas producers, in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Forward-looking information includes statements regarding the Company’s anticipated growth, demand from the Company’s customers, capital spending by oil and gas companies and the Company’s expectations regarding its new rigs and the U. S. land drilling sector. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including, among other matters: general and regional economic conditions and industry trends; the continued strength or weakness of the contract land drilling industry in the geographic areas where the Company operates; decisions about onshore exploration and development projects to be made by oil and gas companies; the highly competitive nature of the contract land drilling business; the Company’s future financial performance, including availability, terms and deployment of capital; the continued availability of qualified personnel; and changes in governmental regulations, including those relating to workplace safety and the environment. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in the Company’s filings with the Securities and Exchange Commission, including Form S-3 and the Company’s Annual Report on Form 10-K.

Union Drilling, Inc.

Statements of Income

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Total revenues	$82,439	$76,938	$221,906	$221,670

Cost and expenses
Operating expenses	52,471	43,894	144,840	127,987
Depreciation and amortization	11,590	10,074	33,254	28,591
General and administrative	8,593	6,923	23,347	19,300

Total cost and expenses	72,654	60,891	201,441	175,878

Operating income	9,785	16,047	20,465	45,792

Interest expense	(172)	(540)	(672)	(1,502)
Gain on disposal of assets	1,169	173	255	1,075
Other income	62	48	151	295

Income before income taxes	10,844	15,728	20,199	45,660

Income tax expense	4,897	6,462	8,734	18,695

Net income	$5,947	$9,266	$11,465	$26,965

Earnings per common share:
Basic	$0.27	$0.42	$0.52	$1.24

Diluted	$0.27	$0.42	$0.52	$1.23

Weighted-average common shares outstanding:
Basic	22,022,664	21,974,884	22,001,947	21,765,640

Diluted	22,120,262	22,052,272	22,143,461	21,922,633

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues	$82,439	$76,938	$221,906	$221,670
Operating expenses	$52,471	$43,894	$144,840	$127,987
Drilling margins	$29,968	$33,044	$77,066	$93,683

Revenue days	4,823	4,597	13,004	13,400
Marketed rig utilization	73.8%	70.4%	66.8%	70.0%

Revenue per revenue day	$17,093	$16,737	$17,064	$16,543
Operating expenses per revenue day	$10,879	$9,548	$11,138	$9,551
Drilling margin per revenue day	$6,214	$7,189	$5,926	$6,992

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$2,223	$20
Accounts receivable (net of allowance for doubtful accounts of $2,240 and $311 at September 30, 2008 and December 31, 2007, respectively)	43,838	39,878
Inventories	1,735	1,201
Prepaid expenses, deposits and other receivables	2,440	6,957
Deferred taxes	2,616	1,812

Total current assets	52,852	49,868
Goodwill	7,909	7,909
Intangible assets (net of accumulated amortization of $1,185 and $931 at September 30, 2008 and December 31, 2007, respectively)	1,815	2,069
Property, buildings and equipment (net of accumulated depreciation of $135,431 and $105,675 at September 30, 2008 and December 31, 2007, respectively)	260,441	217,359
Other assets	352	103

Total assets	$323,369	$277,308

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$16,767	$13,545
Current portion of notes payable for equipment	3,224	3,139
Current portion of customer advances	1,074	4,530
Accrued expense and other liabilities	14,710	7,862

Total current liabilities	35,775	29,076
Revolving credit facility	28,313	9,578
Long-term notes payable for equipment	2,498	4,592
Deferred taxes	39,608	30,002
Customer advances and other long-term liabilities	534	651

Total liabilities	106,728	73,899

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 22,024,381 shares and 21,974,884 shares issued and outstanding at September 30, 2008 and December 31, 2007, respectively	220	220
Additional paid in capital	143,426	141,659
Retained earnings	72,995	61,530

Total stockholders’ equity	216,641	203,409

Total liabilities and stockholders’ equity	$323,369	$277,308

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Calculation of EBITDA:
Net income	$5,947	$9,266	$11,465	$26,965
Interest expense	172	540	672	1,502
Income tax expense	4,897	6,462	8,734	18,695
Depreciation and amortization	11,590	10,074	33,254	28,591

EBITDA	$22,606	$26,342	$54,125	$75,753

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Calculation of drilling margin:
Operating income	$9,785	$16,047	$20,465	$45,792
Depreciation and amortization	11,590	10,074	33,254	28,591
General and administrative	8,593	6,923	23,347	19,300

Drilling margin	$29,968	$33,044	$77,066	$93,683
Revenue days	4,823	4,597	13,004	13,400
Drilling margin per revenue day	$6,214	$7,189	$5,926	$6,992